As filed with the Securities and Exchange Commission on July 1, 2020

Registration No. 333-218280

Registration No. 333-208202

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218280

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208202

UNDER THE SECURITIES ACT OF 1933

MATCH GROUP, INC.

(Match Group Holdings II, LLC, as successor by merger to Match Group, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	26-4278917
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

(Address of Principal Executive Offices) (Zip Code)

2017 Stock and Annual Incentive Plan
2015 Stock and Annual Incentive Plan

(Full title of the plans)

Jared F. Sine, Esq.

Match Group, Inc.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

(Name and address of agent for service)

(212) 576-9352

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Rosen, Esq.

William D. Regner, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒		Accelerated Filer	☐
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐
			Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Match Group, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-218280, filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2017, registering 35,000,000 shares of common stock, par value $0.001 per share (“Match Group Common Stock”), of the Registrant, issuable in connection with the settlement of equity awards pursuant to the Registrant’s 2017 Stock and Annual Incentive Plan; and

•	Registration Statement No. 333-208202, filed with the Commission on November 25, 2015, registering 70,153,223 shares of Match Group Common Stock issuable in connection with the settlement of equity awards pursuant to the Registrant’s 2015 Stock and Annual Incentive Plan.

On June 30, 2020, pursuant to that certain Transaction Agreement (the “Transaction Agreement”), dated as of December 19, 2019, as amended on April 28, 2020 and as further amended as of June 22, 2020, among IAC/InterActiveCorp, a Delaware corporation (“Old IAC”) and now known as Match Group, Inc. (“New Match”), IAC Holdings, Inc., a Delaware corporation (now known as IAC/InterActiveCorp), Valentine Merger Sub LLC, a Delaware limited liability company, and now known as Match Group Holdings II, LLC (“Match Merger Sub”), and the Registrant, among other things, (i) the businesses of the Registrant were separated from the remaining businesses of Old IAC through a series of transactions, whereby New Match retained the businesses of the Registrant and certain Old IAC financing subsidiaries, and (ii) the pre-transaction stockholders of Old IAC and the Registrant own the outstanding shares of common stock of New Match (the “Separation”). As part of the Separation, the Registrant merged with and into Match Merger Sub, with Match Merger Sub surviving the merger as an indirect wholly owned subsidiary of New Match.

As a result of the Separation, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on July 1, 2020.

Match Group Holdings II, LLC as successor by merger to Match Group, Inc.

By:	/s/ Jared F. Sine
	Name:	Jared F. Sine
	Title:	Chief Legal Officer and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.